SIXTH AMENDMENT TO THE

THE RBB FUND TRUST

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, effective as of the last date in the signature block, to the Transfer Agent Servicing Agreement dated as of October 22, 2015, as amended (the “Agreement”), is entered into by and between THE RBB FUND TRUST (f/k/a PENN Capital Funds Trust), a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the list of funds on Exhibit A to the Agreement to include Element EV & Solar Battery Materials Futures Cayman Fund, Ltd.; and

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date on the signature block.

THE RBB FUND TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James G. Shaw	By:	/s/ Gregory Farley
Name:	James G. Shaw	Name:	Gregory Farley
Title:	CFO/COO & Secretary	Title:	Sr. Vice President
Date:	12/28/2022	Date:	12/28/2022

Exhibit A

to the Transfer Agent Servicing Agreement

Separate Series of The RBB Fund Trust

Name of Series

Penn Capital Floating Rate Income Fund

Penn Capital Mid Cap Core Fund

Penn Capital Opportunistic High Income Fund

Penn Capital Short Duration High Income Fund

Penn Capital Special Situations Small Cap Equity Fund

Element EV & Solar Battery Materials (Lithium, Nickel, Copper, Cobalt) Futures ETF

Element EV & Solar Battery Materials Futures Cayman Fund, Ltd.

P/E Global Enhanced International Fund

Evermore Global Value Fund

Torray Fund

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